Exhibit 10.26
BLACKBAUD, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION
Board Members (other than Chairman of the Board):
•	An annual retainer of $17,500, payable in cash, for services as a member of the Board; the Chairman of the Audit Committee would receive an additional $15,000 annually for such service.

•	$3,000 per regular meeting attended (4 regularly scheduled meetings per year).

•	$1,000 per regular committee meeting attended (4 regularly scheduled meetings per year).

•	$1,000 per telephonic board and/or committee meetings.

•	An annual grant of restricted stock of the Company worth $60,000 on the date of grant vesting fully on the first anniversary of the date of grant.
Chairman of the Board:
•	An annual retainer of $50,000, payable in cash, for service as Chairman of the Board.

•	An annual grant of restricted stock of the Company worth $90,000 on the date of grant vesting fully on the first anniversary of the date of grant.